Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-240157
July 30, 2020

Federal Express Corporation (“FedEx Express”)

2020-1AA Pass Through Trust

Pass Through Certificates, Series 2020-1AA

FedEx Express is increasing the size of the 2020-1 EETC transaction in order to finance three additional Boeing 767-300F aircraft and two additional Boeing 777F aircraft (collectively, the “Additional Aircraft”). This free writing prospectus sets forth the corresponding material changes to FedEx Express’s Preliminary Prospectus Supplement, dated July 29, 2020 (the “Supplement”), relating to the Certificates referred to below, and should be read together with the Supplement and the accompanying Prospectus dated July 29, 2020. Cross-references contained herein refer to the Supplement unless otherwise stated. Capitalized terms used herein and not otherwise defined have the meaning given to them in the Supplement. This free writing prospectus sets forth the principal amortization schedules and the loan to value ratio tables for the Equipment Notes related to the Additional Aircraft. The information herein supersedes any inconsistent information set forth in the Supplement.

Aircraft to be Financed:

Nineteen total Aircraft, consisting of (a) the ten Boeing 767-300F aircraft described in the Supplement and the three additional Boeing 767-300F aircraft described under “—Equipment Notes and the Aircraft” below and (b) the four Boeing 777F aircraft described in the Supplement and the two additional Boeing 777F aircraft described under “—Equipment Notes and the Aircraft” below.

Aggregate Appraised Aircraft Value:	$1,759,429,440

Aggregate Face Amount of Certificates:	$970,000,000

Securities:	Class AA Pass Through Certificates, Series 2020-1AA (the “Certificates”)

Initial LTV (cumulative)(1)(2):	55.1%

Highest LTV (cumulative)(2):	55.1%

(1)         These percentages are calculated as of the Issuance Date. In calculating these percentages, we have assumed that the aggregate appraised value of all such Aircraft is $1,759,429,440 as of the Issuance Date. The appraised value is only an estimate and reflects certain assumptions. See “Description of the Aircraft and the Appraisals—The Appraisals”.

(2)         See “Loan to Aircraft Value Ratios” below for the method and assumptions we used in calculating the loan to Aircraft value ratios and a discussion of certain ways that such loan to Aircraft value ratios could change.

Equipment Notes and the Aircraft

The Trust will hold Equipment Notes issued for, and secured by, each of thirteen Boeing 767-300F aircraft and six Boeing 777F aircraft, each as described in further detail in the table below, delivered new to FedEx Express between September 2015 and June 2020 (each an “Aircraft” and, collectively, the “Aircraft”). Each Aircraft is owned and is being operated by FedEx Express. See “Description of the Aircraft and the Appraisals” in the

Supplement for a description of each Aircraft. Set forth below is certain information about the Equipment Notes to be held in the Trust and each of the Aircraft that will secure such Equipment Notes.

On and subject to the terms and conditions of the Indenture and the Participation Agreement relating to each Aircraft, FedEx Express will issue on the Issuance Date the Equipment Notes relating to such Aircraft to be held in the Trust. See “Description of the Aircraft and the Appraisals” in the Supplement.

Aircraft Type	Registration Number	Manufacturer’s Serial Number	Month of Delivery	Initial Principal Amount of Series AA Equipment Notes	Appraised Value(1)
Boeing 767-300F	N126FE	42718	September 2015	$32,875,000	$59,630,000
Boeing 767-300F	N130FE	42720	February 2016	33,702,000	61,130,000
Boeing 767-300F	N135FE	42722	June 2016	34,397,000	62,390,000
Boeing 767-300F	N138FE	42723	July 2016	34,567,000	62,700,000
Boeing 767-300F	N144FE	42726	February 2017	35,424,000	64,253,478
Boeing 767-300F	N151FE	43630	October 2017	36,878,000	66,891,393
Boeing 767-300F	N153FE	63095	December 2017	36,998,000	67,108,060
Boeing 767-300F	N155FE	43631	February 2018	37,487,000	67,996,303
Boeing 767-300F	N168FE	63100	November 2018	39,040,000	70,812,754
Boeing 767-300F	N172FE	63103	January 2019	39,614,000	71,854,111
Boeing 767-300F*	N180FE	63111	November 2019	41,432,000	75,150,394
Boeing 767-300F*	N183FE	63114	February 2020	42,259,000	76,651,415
Boeing 767-300F*	N184FE	63115	March 2020	42,380,000	76,871,646
Boeing 777F*	N869FD	40675	September 2015	70,607,000	128,070,000
Boeing 777F	N897FD	42705	November 2017	76,874,000	139,437,146
Boeing 777F*	N877FD	40683	March 2018	79,830,000	144,800,000
Boeing 777F	N891FD	41440	June 2018	80,702,000	146,380,000
Boeing 777F	N876FD	40682	June 2019	84,522,000	153,310,000
Boeing 777F	N845FD	66255	June 2020	90,412,000	163,992,739
Total				$970,000,000	$1,759,429,440

(1)         The appraised value of each Aircraft set forth above is the lesser of the average and median appraised values of such Aircraft as appraised by three independent appraisal and consulting firms (Aircraft Information Services, Inc. (“AISI”), Avitas, Inc. (“Avitas”) and mba Aviation (“MBA”, and together with AISI and Avitas, the “Appraisers”)). Each appraisal indicates the appraised base value of each Aircraft, adjusted for the actual technical status and maintenance conditions as described in such appraisal. The AISI, Avitas and MBA appraisals are each dated July 24, 2020. The appraised values provided by AISI, Avitas and MBA are presented as of July 1, 2020, June 26, 2020 and June 30, 2020, respectively. The Appraisers based their appraisals on varying assumptions (which may not reflect current market conditions) and methodologies, and do not purport to, and do not, reflect the current market value of the Aircraft. See “Description of the Aircraft and the Appraisals—The Appraisals” in the Supplement. An appraisal is only an estimate of value and you should not rely on any appraisal as a measure of realizable value. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals are only estimates of values and should not be relied upon as a measure of realizable values of the Aircraft” in the Supplement.

*                 Represents an Additional Aircraft

Loan to Aircraft Value Ratios

The following table provides loan to Aircraft value ratios (“LTVs”) for the Certificates as of the Issuance Date and each Regular Distribution Date thereafter. The table assumes that an Aircraft ceases to be included in the collateral pool as of the latest Final Maturity Date of the Equipment Notes issued in respect of such Aircraft. The table is not a forecast or prediction of expected or likely LTVs, but simply a mathematical calculation based upon one set of assumptions. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals are only estimates of values and should not be relied upon as a measure of realizable values of the Aircraft” in the Supplement.

We compiled the following table on an aggregate basis. However, the Equipment Notes issued under an Indenture are entitled only to certain specified cross-collateralization provisions as described under “Description of the Equipment Notes—Security” in the Supplement. The relevant LTVs in a default situation for the Equipment Notes issued under a particular Indenture would depend on various factors, including the extent to which the debtor or trustee in bankruptcy agrees to perform the obligations of FedEx Express under the Indentures. Therefore, the following aggregate LTVs are presented for illustrative purposes only and should not be interpreted as indicating the degree of cross-collateralization available to the holders of the Certificates.

Date	Aggregate Assumed Aircraft Value(1)	Pool Balance of Class AA Certificates(2)	LTV of Class AA Certificates(3)
At Issuance	$1,759,429,440	$970,000,000	55.1%
February 20, 2021	1,731,020,062	944,065,780	54.5%
August 20, 2021	1,702,610,685	918,131,561	53.9%
February 20, 2022	1,674,201,309	892,197,341	53.3%
August 20, 2022	1,645,791,932	866,263,121	52.6%
February 20, 2023	1,617,382,551	840,328,902	52.0%
August 20, 2023	1,588,973,176	814,394,682	51.3%
February 20, 2024	1,560,563,800	788,460,462	50.5%
August 20, 2024	1,532,154,420	762,526,242	49.8%
February 20, 2025	1,503,745,043	736,592,023	49.0%
August 20, 2025	1,475,335,665	710,657,803	48.2%
February 20, 2026	1,446,926,290	684,723,583	47.3%
August 20, 2026	1,418,516,912	658,789,364	46.4%
February 20, 2027	1,390,107,533	632,855,144	45.5%
August 20, 2027	1,361,698,154	606,920,924	44.6%
February 20, 2028	1,333,288,779	580,986,705	43.6%
August 20, 2028	1,304,879,400	555,052,485	42.5%
February 20, 2029	1,276,470,026	529,118,265	41.5%
August 20, 2029	1,248,060,646	503,184,045	40.3%
February 20, 2030	1,219,651,272	477,249,826	39.1%
August 20, 2030	1,191,241,894	451,315,606	37.9%
February 20, 2031	1,161,728,397	425,381,386	36.6%
August 20, 2031	1,131,861,550	399,447,167	35.3%
February 20, 2032	1,101,283,962	373,512,947	33.9%
August 20, 2032	1,070,347,416	347,578,727	32.5%
February 20, 2033	1,039,043,340	321,644,508	31.0%
August 20, 2033	1,005,472,549	295,710,288	29.4%
February 20, 2034	970,746,482	0	0.0%

(1)         In calculating the aggregate Assumed Aircraft Value, we assumed that the appraised value of each Aircraft determined as described under “Description of the Aircraft and the Appraisals” declines in accordance with the Depreciation Assumption described under “Description of the Equipment Notes—Loan to Value Ratios of Equipment Notes”. Other rates or methods of depreciation could result in materially different LTVs. We cannot assure you that the depreciation rate and method assumed for purposes of the above table are the ones most likely to occur or predict the actual future value of any Aircraft. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals are only estimates of values and should not be relied upon as a measure of realizable values of the Aircraft” in the Supplement.

(2)         The “pool balance” for the Certificates indicates, as of any date, after giving effect to any principal distributions expected to be made on such date, the portion of the original face amount the Certificates that has not been distributed to the Certificateholders.

(3)         We obtained the LTVs for the Certificates for the Issuance Date and each Regular Distribution Date by dividing (i) the expected outstanding pool balance of the Certificates after giving effect to the principal distributions expected to be made on such date, by (ii) the aggregate Assumed Aircraft Value of all of the Aircraft expected to be included in the collateral pool on such date based on the assumptions described above. The outstanding pool balances and LTVs for any date could change if, among other things (x) any Equipment Notes are redeemed or purchased, or (y) a default in payment on any Equipment Notes occurs.

Assumed Amortization Schedule and Resulting Pool Factors

The following table sets forth the expected aggregate principal amortization schedule (the “Assumed Amortization Schedule”) for the Equipment Notes to be held in the Trust and resulting Pool Factors with respect to the Trust. The actual aggregate principal amortization schedule applicable to the Trust and the resulting Pool Factors with respect to the Trust may differ from the Assumed Amortization Schedule because the scheduled distribution of principal payments for the Trust may be affected if, among other things, (i) any Equipment Notes held in the Trust are redeemed or purchased, or (ii) a default in payment on any Equipment Note occurs.

	Class AA
Date	Scheduled Principal Payments	Expected Pool Factor
At Issuance	$0.00	1.0000000

	Class AA
Date	Scheduled Principal Payments	Expected Pool Factor
February 20, 2021	25,934,219.70	0.9732637
August 20, 2021	25,934,219.70	0.9465274
February 20, 2022	25,934,219.70	0.9197911
August 20, 2022	25,934,219.70	0.8930548
February 20, 2023	25,934,219.70	0.8663185
August 20, 2023	25,934,219.70	0.8395821
February 20, 2024	25,934,219.70	0.8128458
August 20, 2024	25,934,219.70	0.7861095
February 20, 2025	25,934,219.70	0.7593732
August 20, 2025	25,934,219.70	0.7326369
February 20, 2026	25,934,219.70	0.7059006
August 20, 2026	25,934,219.70	0.6791643
February 20, 2027	25,934,219.70	0.6524280
August 20, 2027	25,934,219.70	0.6256917
February 20, 2028	25,934,219.70	0.5989554
August 20, 2028	25,934,219.70	0.5722191
February 20, 2029	25,934,219.70	0.5454827
August 20, 2029	25,934,219.70	0.5187464
February 20, 2030	25,934,219.70	0.4920101
August 20, 2030	25,934,219.70	0.4652738
February 20, 2031	25,934,219.70	0.4385375
August 20, 2031	25,934,219.70	0.4118012
February 20, 2032	25,934,219.70	0.3850649
August 20, 2032	25,934,219.70	0.3583286
February 20, 2033	25,934,219.70	0.3315923
August 20, 2033	25,934,219.70	0.3048560
February 20, 2034	295,710,287.80	0.0000000

LOAN TO VALUE RATIOS OF EQUIPMENT NOTES

The following tables set forth the LTVs for the Equipment Notes to be issued in respect of each Additional Aircraft as of the Issuance Date and each Regular Distribution Date thereafter. The following tables assume that an Additional Aircraft ceases to be included in the collateral for the Equipment Notes as of the latest Final Maturity Date of the Equipment Notes issued in respect of such Aircraft.

The LTVs for the Issuance Date and each Regular Distribution Date listed in such tables were obtained by dividing (i) the outstanding principal amount (assuming no payment default, purchase or early redemption) of such Equipment Notes, determined immediately after giving effect to the payments scheduled to be made on each such date by (ii) the Assumed Aircraft Value on such date, calculated based on the Depreciation Assumption, of the Additional Aircraft with respect to which such Equipment Notes were assumed to be issued and outstanding. See “Description of the Aircraft and the Appraisals—The Appraisals” and “Description of the Equipment Notes—Security—Loan to Value Ratios of Equipment Notes” in the Supplement.

The Depreciation Assumption contemplates that the Assumed Aircraft Value of each Additional Aircraft depreciates annually by approximately 3% of the appraised value at delivery per year for the first 15 years after delivery of such Aircraft by the Aircraft manufacturer and by approximately 4% per year thereafter for the next 5 years. With respect to each Additional Aircraft, the appraised value at delivery of such Additional Aircraft is the theoretical value that, when depreciated from the initial delivery of such Additional Aircraft by the Aircraft manufacturer in accordance with the Depreciation Assumption, results in the appraised value of such Aircraft specified under “Prospectus Supplement Summary—Equipment Notes and the Aircraft” and “Description of the Aircraft and the Appraisals—The Appraisals” in the Supplement.

Other rates or methods of depreciation could result in materially different LTVs, and no assurance can be given (i) that the depreciation rate and method assumed for the purposes of the tables are the ones most likely to occur or

(ii) as to the actual future value of any Aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely LTVs, but simply a mathematical calculation based on one set of assumptions. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals are only estimates of values and should not be relied upon as a measure of realizable values of the Aircraft” in the Supplement.

For a description of the LTVs for Equipment Notes to be issued in respect of all other Aircraft, please see Appendix III and Appendix IV to the Supplement.

A.            Boeing 767-300F

N180FE

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	$75,150,394.09	$41,432,000.00	55.1%
February 20, 2021	73,988,275.00	40,324,261.25	54.5%
August 20, 2021	72,826,155.00	39,216,522.50	53.8%
February 20, 2022	71,664,036.00	38,108,783.75	53.2%
August 20, 2022	70,501,916.00	37,001,045.00	52.5%
February 20, 2023	69,339,797.00	35,893,306.25	51.8%
August 20, 2023	68,177,677.00	34,785,567.50	51.0%
February 20, 2024	67,015,558.00	33,677,828.75	50.3%
August 20, 2024	65,853,438.00	32,570,090.00	49.5%
February 20, 2025	64,691,319.00	31,462,351.25	48.6%
August 20, 2025	63,529,199.00	30,354,612.50	47.8%
February 20, 2026	62,367,080.00	29,246,873.75	46.9%
August 20, 2026	61,204,960.00	28,139,135.00	46.0%
February 20, 2027	60,042,841.00	27,031,396.25	45.0%
August 20, 2027	58,880,721.00	25,923,657.50	44.0%
February 20, 2028	57,718,602.00	24,815,918.75	43.0%
August 20, 2028	56,556,482.00	23,708,180.00	41.9%
February 20, 2029	55,394,363.00	22,600,441.25	40.8%
August 20, 2029	54,232,243.00	21,492,702.50	39.6%
February 20, 2030	53,070,124.00	20,384,963.75	38.4%
August 20, 2030	51,908,004.00	19,277,225.00	37.1%
February 20, 2031	50,745,885.00	18,169,486.25	35.8%
August 20, 2031	49,583,765.00	17,061,747.50	34.4%
February 20, 2032	48,421,646.00	15,954,008.75	32.9%
August 20, 2032	47,259,526.00	14,846,270.00	31.4%
February 20, 2033	46,097,407.00	13,738,531.25	29.8%
August 20, 2033	44,935,287.00	12,630,792.50	28.1%
February 20, 2034	43,773,168.00	0.00	0.0%

N183FE

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	$76,651,415.34	$42,259,000.00	55.1%
February 20, 2021	75,484,135.00	41,129,150.32	54.5%
August 20, 2021	74,316,854.00	39,999,300.64	53.8%
February 20, 2022	73,149,574.00	38,869,450.96	53.1%
August 20, 2022	71,982,294.00	37,739,601.28	52.4%
February 20, 2023	70,815,013.00	36,609,751.60	51.7%

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
August 20, 2023	69,647,733.00	35,479,901.92	50.9%
February 20, 2024	68,480,452.00	34,350,052.24	50.2%
August 20, 2024	67,313,172.00	33,220,202.56	49.4%
February 20, 2025	66,145,891.00	32,090,352.88	48.5%
August 20, 2025	64,978,611.00	30,960,503.20	47.6%
February 20, 2026	63,811,331.00	29,830,653.52	46.7%
August 20, 2026	62,644,050.00	28,700,803.84	45.8%
February 20, 2027	61,476,770.00	27,570,954.16	44.8%
August 20, 2027	60,309,489.00	26,441,104.48	43.8%
February 20, 2028	59,142,209.00	25,311,254.80	42.8%
August 20, 2028	57,974,928.00	24,181,405.12	41.7%
February 20, 2029	56,807,648.00	23,051,555.44	40.6%
August 20, 2029	55,640,367.00	21,921,705.76	39.4%
February 20, 2030	54,473,087.00	20,791,856.08	38.2%
August 20, 2030	53,305,807.00	19,662,006.40	36.9%
February 20, 2031	52,138,526.00	18,532,156.72	35.5%
August 20, 2031	50,971,246.00	17,402,307.04	34.1%
February 20, 2032	49,803,965.00	16,272,457.36	32.7%
August 20, 2032	48,636,685.00	15,142,607.68	31.1%
February 20, 2033	47,469,404.00	14,012,758.00	29.5%
August 20, 2033	46,302,124.00	12,882,908.32	27.8%
February 20, 2034	45,134,844.00	0.00	0.0%

N184FE

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	$76,871,646.30	$42,380,000.00	55.1%
February 20, 2021	75,701,012.00	41,246,915.23	54.5%
August 20, 2021	74,530,378.00	40,113,830.46	53.8%
February 20, 2022	73,359,744.00	38,980,745.69	53.1%
August 20, 2022	72,189,109.00	37,847,660.92	52.4%
February 20, 2023	71,018,475.00	36,714,576.15	51.7%
August 20, 2023	69,847,841.00	35,581,491.38	50.9%
February 20, 2024	68,677,207.00	34,448,406.61	50.2%
August 20, 2024	67,506,573.00	33,315,321.84	49.4%
February 20, 2025	66,335,938.00	32,182,237.07	48.5%
August 20, 2025	65,165,304.00	31,049,152.30	47.6%
February 20, 2026	63,994,670.00	29,916,067.53	46.7%
August 20, 2026	62,824,036.00	28,782,982.76	45.8%
February 20, 2027	61,653,402.00	27,649,897.99	44.8%
August 20, 2027	60,482,767.00	26,516,813.22	43.8%
February 20, 2028	59,312,133.00	25,383,728.45	42.8%
August 20, 2028	58,141,499.00	24,250,643.68	41.7%
February 20, 2029	56,970,865.00	23,117,558.91	40.6%
August 20, 2029	55,800,231.00	21,984,474.14	39.4%
February 20, 2030	54,629,596.00	20,851,389.37	38.2%
August 20, 2030	53,458,962.00	19,718,304.60	36.9%
February 20, 2031	52,288,328.00	18,585,219.83	35.5%
August 20, 2031	51,117,694.00	17,452,135.06	34.1%
February 20, 2032	49,947,060.00	16,319,050.29	32.7%
August 20, 2032	48,776,425.00	15,185,965.52	31.1%
February 20, 2033	47,605,791.00	14,052,880.75	29.5%
August 20, 2033	46,435,157.00	12,919,795.98	27.8%

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
February 20, 2034	45,264,523.00	0.00	0.0%

B.            Boeing 777F

N869FD

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	$128,070,000.00	$70,607,000.00	55.1%
February 20, 2021	125,809,941.00	68,719,229.43	54.6%
August 20, 2021	123,549,882.00	66,831,458.86	54.1%
February 20, 2022	121,289,824.00	64,943,688.29	53.5%
August 20, 2022	119,029,765.00	63,055,917.72	53.0%
February 20, 2023	116,769,706.00	61,168,147.15	52.4%
August 20, 2023	114,509,647.00	59,280,376.58	51.8%
February 20, 2024	112,249,588.00	57,392,606.01	51.1%
August 20, 2024	109,989,529.00	55,504,835.44	50.5%
February 20, 2025	107,729,471.00	53,617,064.87	49.8%
August 20, 2025	105,469,412.00	51,729,294.30	49.0%
February 20, 2026	103,209,353.00	49,841,523.73	48.3%
August 20, 2026	100,949,294.00	47,953,753.16	47.5%
February 20, 2027	98,689,235.00	46,065,982.59	46.7%
August 20, 2027	96,429,176.00	44,178,212.02	45.8%
February 20, 2028	94,169,118.00	42,290,441.45	44.9%
August 20, 2028	91,909,059.00	40,402,670.88	44.0%
February 20, 2029	89,649,000.00	38,514,900.31	43.0%
August 20, 2029	87,388,941.00	36,627,129.74	41.9%
February 20, 2030	85,128,882.00	34,739,359.17	40.8%
August 20, 2030	82,868,824.00	32,851,588.60	39.6%
February 20, 2031	79,855,412.00	30,963,818.03	38.8%
August 20, 2031	76,842,000.00	29,076,047.46	37.8%
February 20, 2032	73,828,588.00	27,188,276.89	36.8%
August 20, 2032	70,815,176.00	25,300,506.32	35.7%
February 20, 2033	67,801,765.00	23,412,735.75	34.5%
August 20, 2033	64,788,353.00	21,524,965.18	33.2%
February 20, 2034	61,774,941.00	0.00	0.0%

N877FD

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	$144,800,000.00	$79,830,000.00	55.1%
February 20, 2021	142,451,892.00	77,695,640.45	54.5%
August 20, 2021	140,103,784.00	75,561,280.90	53.9%
February 20, 2022	137,755,676.00	73,426,921.35	53.3%
August 20, 2022	135,407,568.00	71,292,561.80	52.7%
February 20, 2023	133,059,459.00	69,158,202.25	52.0%
August 20, 2023	130,711,351.00	67,023,842.70	51.3%
February 20, 2024	128,363,243.00	64,889,483.15	50.6%
August 20, 2024	126,015,135.00	62,755,123.60	49.8%
February 20, 2025	123,667,027.00	60,620,764.05	49.0%

	Series AA
Date	Assumed Aircraft Value	Outstanding Balance	LTV
August 20, 2025	121,318,919.00	58,486,404.50	48.2%
February 20, 2026	118,970,811.00	56,352,044.95	47.4%
August 20, 2026	116,622,703.00	54,217,685.40	46.5%
February 20, 2027	114,274,595.00	52,083,325.85	45.6%
August 20, 2027	111,926,486.00	49,948,966.30	44.6%
February 20, 2028	109,578,378.00	47,814,606.75	43.6%
August 20, 2028	107,230,270.00	45,680,247.20	42.6%
February 20, 2029	104,882,162.00	43,545,887.65	41.5%
August 20, 2029	102,534,054.00	41,411,528.10	40.4%
February 20, 2030	100,185,946.00	39,277,168.55	39.2%
August 20, 2030	97,837,838.00	37,142,809.00	38.0%
February 20, 2031	95,489,730.00	35,008,449.45	36.7%
August 20, 2031	93,141,622.00	32,874,089.90	35.3%
February 20, 2032	90,793,514.00	30,739,730.35	33.9%
August 20, 2032	88,445,405.00	28,605,370.80	32.3%
February 20, 2033	86,097,297.00	26,471,011.25	30.7%
August 20, 2033	82,966,486.00	24,336,651.70	29.3%
February 20, 2034	79,835,676.00	0.00	0.0%

EQUIPMENT NOTE PRINCIPAL AMOUNTS AND AMORTIZATION SCHEDULES

The following tables set forth the principal amounts and amortization schedules for only the Equipment Notes to be issued in respect of the Additional Aircraft as of the Issuance Date and each Regular Distribution Date thereafter. For a description of the Principal amounts and amortization schedules for Equipment Notes to be issued in respect of all other Aircraft, please see Appendix III and Appendix IV to the Supplement.

A.            Boeing 767-300F

N180FE

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
At Issuance	$0.00	$41,432,000.00
February 20, 2021	1,107,738.75	40,324,261.25
August 20, 2021	1,107,738.75	39,216,522.50
February 20, 2022	1,107,738.75	38,108,783.75
August 20, 2022	1,107,738.75	37,001,045.00
February 20, 2023	1,107,738.75	35,893,306.25
August 20, 2023	1,107,738.75	34,785,567.50
February 20, 2024	1,107,738.75	33,677,828.75
August 20, 2024	1,107,738.75	32,570,090.00
February 20, 2025	1,107,738.75	31,462,351.25
August 20, 2025	1,107,738.75	30,354,612.50
February 20, 2026	1,107,738.75	29,246,873.75
August 20, 2026	1,107,738.75	28,139,135.00
February 20, 2027	1,107,738.75	27,031,396.25
August 20, 2027	1,107,738.75	25,923,657.50
February 20, 2028	1,107,738.75	24,815,918.75
August 20, 2028	1,107,738.75	23,708,180.00
February 20, 2029	1,107,738.75	22,600,441.25
August 20, 2029	1,107,738.75	21,492,702.50

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
February 20, 2030	1,107,738.75	20,384,963.75
August 20, 2030	1,107,738.75	19,277,225.00
February 20, 2031	1,107,738.75	18,169,486.25
August 20, 2031	1,107,738.75	17,061,747.50
February 20, 2032	1,107,738.75	15,954,008.75
August 20, 2032	1,107,738.75	14,846,270.00
February 20, 2033	1,107,738.75	13,738,531.25
August 20, 2033	1,107,738.75	12,630,792.50
February 20, 2034	12,630,792.50	0.00

N183FE

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
At Issuance	$0.00	$42,259,000.00
February 20, 2021	1,129,849.68	41,129,150.32
August 20, 2021	1,129,849.68	39,999,300.64
February 20, 2022	1,129,849.68	38,869,450.96
August 20, 2022	1,129,849.68	37,739,601.28
February 20, 2023	1,129,849.68	36,609,751.60
August 20, 2023	1,129,849.68	35,479,901.92
February 20, 2024	1,129,849.68	34,350,052.24
August 20, 2024	1,129,849.68	33,220,202.56
February 20, 2025	1,129,849.68	32,090,352.88
August 20, 2025	1,129,849.68	30,960,503.20
February 20, 2026	1,129,849.68	29,830,653.52
August 20, 2026	1,129,849.68	28,700,803.84
February 20, 2027	1,129,849.68	27,570,954.16
August 20, 2027	1,129,849.68	26,441,104.48
February 20, 2028	1,129,849.68	25,311,254.80
August 20, 2028	1,129,849.68	24,181,405.12
February 20, 2029	1,129,849.68	23,051,555.44
August 20, 2029	1,129,849.68	21,921,705.76
February 20, 2030	1,129,849.68	20,791,856.08
August 20, 2030	1,129,849.68	19,662,006.40
February 20, 2031	1,129,849.68	18,532,156.72
August 20, 2031	1,129,849.68	17,402,307.04
February 20, 2032	1,129,849.68	16,272,457.36
August 20, 2032	1,129,849.68	15,142,607.68
February 20, 2033	1,129,849.68	14,012,758.00
August 20, 2033	1,129,849.68	12,882,908.32
February 20, 2034	12,882,908.32	0.00

N184FE

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
At Issuance	$0.00	$42,380,000.00
February 20, 2021	1,133,084.77	41,246,915.23
August 20, 2021	1,133,084.77	40,113,830.46
February 20, 2022	1,133,084.77	38,980,745.69
August 20, 2022	1,133,084.77	37,847,660.92
February 20, 2023	1,133,084.77	36,714,576.15
August 20, 2023	1,133,084.77	35,581,491.38
February 20, 2024	1,133,084.77	34,448,406.61
August 20, 2024	1,133,084.77	33,315,321.84
February 20, 2025	1,133,084.77	32,182,237.07
August 20, 2025	1,133,084.77	31,049,152.30
February 20, 2026	1,133,084.77	29,916,067.53
August 20, 2026	1,133,084.77	28,782,982.76
February 20, 2027	1,133,084.77	27,649,897.99
August 20, 2027	1,133,084.77	26,516,813.22
February 20, 2028	1,133,084.77	25,383,728.45
August 20, 2028	1,133,084.77	24,250,643.68
February 20, 2029	1,133,084.77	23,117,558.91
August 20, 2029	1,133,084.77	21,984,474.14
February 20, 2030	1,133,084.77	20,851,389.37
August 20, 2030	1,133,084.77	19,718,304.60
February 20, 2031	1,133,084.77	18,585,219.83
August 20, 2031	1,133,084.77	17,452,135.06
February 20, 2032	1,133,084.77	16,319,050.29
August 20, 2032	1,133,084.77	15,185,965.52
February 20, 2033	1,133,084.77	14,052,880.75
August 20, 2033	1,133,084.77	12,919,795.98
February 20, 2034	12,919,795.98	0.00

B.            Boeing 777F

N869FD

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
At Issuance	$0.00	$70,607,000.00
February 20, 2021	1,887,770.57	68,719,229.43
August 20, 2021	1,887,770.57	66,831,458.86
February 20, 2022	1,887,770.57	64,943,688.29
August 20, 2022	1,887,770.57	63,055,917.72
February 20, 2023	1,887,770.57	61,168,147.15
August 20, 2023	1,887,770.57	59,280,376.58
February 20, 2024	1,887,770.57	57,392,606.01
August 20, 2024	1,887,770.57	55,504,835.44
February 20, 2025	1,887,770.57	53,617,064.87
August 20, 2025	1,887,770.57	51,729,294.30
February 20, 2026	1,887,770.57	49,841,523.73
August 20, 2026	1,887,770.57	47,953,753.16
February 20, 2027	1,887,770.57	46,065,982.59
August 20, 2027	1,887,770.57	44,178,212.02
February 20, 2028	1,887,770.57	42,290,441.45
August 20, 2028	1,887,770.57	40,402,670.88
February 20, 2029	1,887,770.57	38,514,900.31
August 20, 2029	1,887,770.57	36,627,129.74

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
February 20, 2030	1,887,770.57	34,739,359.17
August 20, 2030	1,887,770.57	32,851,588.60
February 20, 2031	1,887,770.57	30,963,818.03
August 20, 2031	1,887,770.57	29,076,047.46
February 20, 2032	1,887,770.57	27,188,276.89
August 20, 2032	1,887,770.57	25,300,506.32
February 20, 2033	1,887,770.57	23,412,735.75
August 20, 2033	1,887,770.57	21,524,965.18
February 20, 2034	21,524,965.18	0.00

N877FD

	Series AA
Date	Scheduled Payments of Principal	Equipment Note Ending Balance
At Issuance	$0.00	$79,830,000.00
February 20, 2021	2,134,359.55	77,695,640.45
August 20, 2021	2,134,359.55	75,561,280.90
February 20, 2022	2,134,359.55	73,426,921.35
August 20, 2022	2,134,359.55	71,292,561.80
February 20, 2023	2,134,359.55	69,158,202.25
August 20, 2023	2,134,359.55	67,023,842.70
February 20, 2024	2,134,359.55	64,889,483.15
August 20, 2024	2,134,359.55	62,755,123.60
February 20, 2025	2,134,359.55	60,620,764.05
August 20, 2025	2,134,359.55	58,486,404.50
February 20, 2026	2,134,359.55	56,352,044.95
August 20, 2026	2,134,359.55	54,217,685.40
February 20, 2027	2,134,359.55	52,083,325.85
August 20, 2027	2,134,359.55	49,948,966.30
February 20, 2028	2,134,359.55	47,814,606.75
August 20, 2028	2,134,359.55	45,680,247.20
February 20, 2029	2,134,359.55	43,545,887.65
August 20, 2029	2,134,359.55	41,411,528.10
February 20, 2030	2,134,359.55	39,277,168.55
August 20, 2030	2,134,359.55	37,142,809.00
February 20, 2031	2,134,359.55	35,008,449.45
August 20, 2031	2,134,359.55	32,874,089.90
February 20, 2032	2,134,359.55	30,739,730.35
August 20, 2032	2,134,359.55	28,605,370.80
February 20, 2033	2,134,359.55	26,471,011.25
August 20, 2033	2,134,359.55	24,336,651.70
February 20, 2034	24,336,651.70	0.00

Additional Information

FedEx Express and FedEx have filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents

FedEx has filed with the SEC for more complete information about FedEx and FedEx Express and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, FedEx Express, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-285-3000, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Morgan Stanley & Co. LLC  toll-free at 1-800-718-1649.